                                                                  CONFORMED COPY

                                 $1,394,846,122

                             REIMBURSEMENT AGREEMENT

                                   dated as of

                                January 30, 1998

                                      among

                                K N Energy, Inc.,

                            The Banks Listed Herein,

                                       and

                   Morgan Guaranty Trust Company of New York,

                             as Administrative Agent

                             ----------------------



                          J. P. Morgan Securities Inc.,
                         BancAmerica Robertson Stephens,

                              Chase Securities Inc.
                                       and

                     NationsBanc Montgomery Securities LLC,
                               Syndication Agents

                                TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----

                                    ARTICLE 1

                                   DEFINITIONS

SECTION 1.1.   Definitions....................................................           1
SECTION 1.2.   Accounting Terms and Determinations............................          10

                                    ARTICLE 2

                              THE LETTER OF CREDIT

SECTION 2.1.   Issuance of the Letter of Credit...............................          10
SECTION 2.2.   Drawings under the Letter of Credit............................          11
SECTION 2.3.   Reimbursement Obligation.......................................          11
SECTION 2.4.   Fees...........................................................          11
SECTION 2.5.   General Provisions as to Payments..............................          12
SECTION 2.6.   Obligations....................................................          12
SECTION 2.7.   Indemnification................................................          13
SECTION 2.8.   Mandatory Reductions...........................................          14



                                    ARTICLE 3

                                   CONDITIONS

SECTION 3.1.   Effectiveness..................................................           15
SECTION 3.2.   Borrowings and Issuances of Letters of Credit..................           16

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.1.   Corporate Existence and Power..................................           17


SECTION 4.2.   Corporate and Governmental Authorization; No
                   Contravention..............................................           17
SECTION 4.3.   Binding Effect.................................................           17
SECTION 4.4.   Financial Information..........................................           17
SECTION 4.5.   Litigation.....................................................           18
SECTION 4.6.   Compliance with ERISA..........................................           18
SECTION 4.7.   Environmental Matters..........................................           18
SECTION 4.8.   Taxes..........................................................           19
SECTION 4.9.   Subsidiaries...................................................           19
SECTION 4.10.  Not an Investment Company......................................           19
SECTION 4.11.  Full Disclosure................................................           19
SECTION 4.12.  MidCon Acquisition.............................................           20


                                    ARTICLE 5

                                    COVENANTS

SECTION 5.1.   Information....................................................           20
SECTION 5.2.   Payment of Obligations.........................................           22
SECTION 5.3.   Maintenance of Property; Insurance.............................           22
SECTION 5.4.   Conduct of Business and Maintenance of Existence...............           23
SECTION 5.5.   Compliance with Laws...........................................           23
SECTION 5.6.   Inspection of Property, Books and Records......................           24
SECTION 5.7.   Debt...........................................................           24
SECTION 5.8.   Minimum Net Worth..............................................           25
SECTION 5.9.   Minimum Interest Coverage Ratio................................           25
SECTION 5.10.  Negative Pledge................................................           25
SECTION 5.11.  Consolidations, Mergers and Sales of Assets....................           26
SECTION 5.12.  Transactions with Affiliates...................................           26

                                    ARTICLE 6

                                    DEFAULTS

SECTION 6.1.  Events of Default...............................................           27



                                    ARTICLE 7

                                   THE AGENTS

SECTION 7.1.   Appointment and Authorization..................................           29
SECTION 7.2.   Administrative Agent and Affiliates............................           29
SECTION 7.3.   Action by Administrative Agent.................................           30
SECTION 7.4.   Consultation with Experts......................................           30
SECTION 7.5.   Liability of Administrative Agent..............................           30
SECTION 7.6.   Indemnification................................................           30
SECTION 7.7.   Credit Decision................................................           31
SECTION 7.8.   Successor Administrative Agent.................................           31
SECTION 7.9.   Agents' Fees...................................................           31
SECTION 7.10.  Other Agents...................................................           31

                                    ARTICLE 8

                             CHANGE IN CIRCUMSTANCES

SECTION 8.1.   Increased Cost and Reduced Return..............................           32
SECTION 8.2.   Taxes..........................................................           33


                                    ARTICLE 9

                                  MISCELLANEOUS

SECTION 9.1.   Notices........................................................           35
SECTION 9.2.   No Waivers.....................................................           35
SECTION 9.3.   Expenses; Indemnification......................................           35
SECTION 9.4.   Sharing of Set-offs............................................           36
SECTION 9.5.   Amendments and Waivers.........................................           37
SECTION 9.6.   Successors and Assigns.........................................           37
SECTION 9.7.   Collateral.....................................................           38
SECTION 9.8.   Governing Law; Submission to Jurisdiction......................           38
SECTION 9.9.   Counterparts; Integration......................................           38
SECTION 9.10.  WAIVER OF JURY TRIAL...........................................           38
SECTION 9.11.  Obligations Several............................................           38

PRICING SCHEDULE

EXHIBIT A         -  LETTER OF CREDIT

EXHIBIT B         -  BENEFICIARY UNDERTAKING

EXHIBIT C         -  OPINION OF SPECIAL COUNSEL FOR THE BORROWER

EXHIBIT D         -  OPINION OF KANSAS COUNSEL FOR THE BORROWER

EXHIBIT E         -  OPINION OF GENERAL COUNSEL OF THE BORROWER

EXHIBIT F         -  OPINION OF DAVIS POLK & WARDWELL, SPECIAL
                       COUNSEL FOR THE AGENTS

                             REIMBURSEMENT AGREEMENT

          AGREEMENT dated as of January 30, 1998 among K N ENERGY, INC., the BANKS listed on the signature pages hereof and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent.

          The parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

          SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

          "Acquisition" means the purchase of MidCon Corp. by the Borrower from Occidental Petroleum Corporation pursuant to the Stock Purchase Agreement.

          "Acquisition Revolver" means the $2,100,000,000 Credit Agreement of even date herewith among the Borrower, the banks parties thereto and Morgan Guaranty Trust Company of New York, as amended and in effect from time to time.

          "Administrative Agent" means Morgan Guaranty Trust Company of New York in its capacity as administrative agent for the Banks under this Agreement, and its successors in such capacity.

          "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

          "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or
(ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" means each of the Administrative Agent and the Syndication Agents, and "Agents" means any combination of them, as the context may require.

          "Bank" means each bank listed on the signature pages hereof and their respective successors.

          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "Beneficiary" means Occidental Petroleum Corporation, as Beneficiary under the Letter of Credit or any transferee thereof as provided in the Letter of Credit.

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Borrower" means K N Energy, Inc., a Kansas corporation, and its successors.

          "Borrower's 1996 Form 10-K" means the Borrower's annual report on Form 10-K for 1996, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

          "Borrower's Latest Form 10-Q" means the Borrower's quarterly report on Form 10-Q for the quarter ended September 30, 1997, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

          "Commitment" means, for any Bank, the several obligation of such Bank to issue the Letter of Credit to the extent of such Bank's Commitment Percentage of $1,394,846,122, as such amount may be reduced from time to time in accordance with Section 2.8(b).

          "Commitment Percentage" means, for any Bank, the Commitment Percentage specified for such Bank in paragraph 3 of the Letter of Credit.

          "Consolidated Assets" means the total amount of assets appearing on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles as of the date of the most recent regularly prepared consolidated financial statements prior to the taking of any action for the purposes of which the determination is being made.

          "Consolidated Debt" of any Person means at any date the sum (without duplication) of (i) the Debt of such Person and its Consolidated Subsidiaries, determined on a consolidated basis as of such date plus (ii) the excess (if any) of the Trust Preferred Securities of such Person over 10% of the Consolidated Total Capitalization of such Person at such date minus (iii) the portion of the Substitute Note collateralized as contemplated by Section 5.10(b) hereof.

          "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation and amortization expense.

          "Consolidated Interest Expense" means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

          "Consolidated Subsidiary" of any Person means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

          "Consolidated Net Income" means, for any period, the net income of the Borrower and its Consolidated Subsidiaries before extraordinary items, determined on a consolidated basis for such period.

          "Consolidated Net Worth" of any Person means at any date the sum (without duplication) of (i) the consolidated stockholders' equity of such Person and its Consolidated Subsidiaries, determined as of such date plus (ii) the Mandatorily Convertible Preferred Stock of such Person plus (iii) the Trust Preferred Securities of such Person; provided that the amount of Trust Preferred Securities added pursuant to this clause (iii) shall not exceed 10% of Consolidated Total Capitalization of such Person at such date.

          "Consolidated Total Capitalization" of any Person means at any date the sum of Consolidated Debt of such Person and Consolidated Net Worth of such Person, each determined as of such date.

          "Date of Issuance" means the date of issuance of the Letter of Credit.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable or deferred employee and director compensation arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.11 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

          "Expiration Date" has the meaning set forth in the Letter of Credit.

          "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

          "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

          "Event of Default" has the meaning set forth in Section 6.1.

          "Facility Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Facility Office) or such other office as such Bank may hereafter designate as its Facility Office by notice to the Borrower and the Administrative Agent.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Administrative Agent.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

          "Indemnitee" has the meaning set forth in Section 9.3(b).

          "Interest Coverage Ratio" means, at any date, the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four consecutive fiscal quarters most recently ended on or before such date.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

          "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

          "Letter of Credit" means a Letter of Credit to be issued hereunder by the Banks severally and not jointly, which shall be in the form of Exhibit A and dated the Date of Issuance, as the same may be amended from time to time in accordance with the terms thereof. Exhibit A, for purposes of illustration, is completed as if the Date of Issuance were January 30, 1998.

          "Letter of Credit Amount" has the meaning set forth in the Letter of Credit.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

           "Mandatorily Convertible Preferred Stock", means, with respect to the Borrower, preferred securities of a Subsidiary which are (i) mandatorily convertible into common equity securities of the Borrower within approximately three years of their date of issuance, (ii) issued in conjunction with, and pledged to secure, an obligation to purchase common equity securities of the Borrower within approximately three years for an equal amount or (iii) otherwise structured in a manner satisfactory to the Administrative Agent so as to ensure the issuance of incremental common equity securities of the Borrower in a substantially equal amount within approximately three years.

          "Material Debt" means Debt (other than (i) the Notes and (ii) Debt owing to the Borrower or a Subsidiary) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $75,000,000.

          "Material Financial Obligations" means a principal or face amount of Debt (other than (i) the Notes and (ii) Debt owing to the Borrower or a Subsidiary) and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $125,000,000.

          "Material Subsidiary" means any Subsidiary the consolidated assets of which constitute 10% or more of Consolidated Assets.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the

ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in Section 9.6(b).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

           "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Purchase Agreement" means the Purchase and Sale Agreement dated as of January 28, 1994, among K N Gas Supply Services, Inc., the Borrower, Bank of

America National Trust and Savings Association, as the initial Purchaser (as defined therein), and Bank of America National Trust and Savings Association, as agent for the Purchasers.

          "Pricing Schedule" means the Schedule attached hereto identified as such.

          "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Reimbursable Amount" has the meaning set forth in Section 2.3.

          "Required Banks" means at any time Banks having Commitment Percentages aggregating at least 66 2/3 %.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

          "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of December 18, 1997, between Occidental Petroleum Corporation, a Delaware corporation, and the Borrower as amended and in effect from time to time;

provided that any such amendment from the form thereof heretofore furnished to each of the Banks which could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, shall be effective for purposes of references thereto in this Agreement only if such amendment shall have received the written consent of the Required Banks (which shall not be unreasonably withheld).

          "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

          "Substitute Note" means the Substitute Note (as defined in the Stock Purchase Agreement) issued by the Borrower to Occidental Petroleum Corporation in connection with the Acquisition.

          "Syndication Agent" means either J.P. Morgan Securities Inc., BancAmerica Robertson Stephens, Chase Securities Inc. or NationsBanc Montgomery Securities LLC in its capacity as a syndication agent in respect of this Agreement, and "Syndication Agents" means all of them.

          "Termination Date" means (i) March 31, 1998, if the Letter of Credit shall not have been issued on or prior to such date, or (ii) the first date after the Date of Issuance on which there are no Reimbursable Amounts and no Undrawn Amounts, in all other cases.

          "Trust Preferred Securities" means, with respect to the Borrower, mandatorily redeemable capital trust securities of trusts which are Subsidiaries and the subordinated debentures of the Borrower in which the proceeds of the issuance of such capital trust securities are invested, including, without limitation, (i) the 8.56% Series B Capital Trust Pass-through Securities of K N Capital Trust I and (ii) the capital trust securities of K N Capital Trust II anticipated to be issued after the Effective Date.

          "Undrawn Amount" means, for any Bank, the amount equal to the product of such Bank's Commitment Percentage and the Letter of Credit Amount.

          "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

          "Wholly-Owned Consolidated Subsidiary" of any Person means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person.

          SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

                                    ARTICLE 2

                              THE LETTER OF CREDIT

          SECTION 2.1. Issuance of the Letter of Credit. Subject to the terms and conditions hereof, the Banks severally agree to issue the Letter of Credit to the Beneficiary on a date, not later than March 31, 1998, and in an initial Letter of Credit Amount, not greater than $1,394,846,122, specified by the Borrower by at least three Domestic Business Days' notice to the Administrative Agent. The Administrative Agent shall promptly notify each Bank of the Date of Issuance so specified by the Borrower.

          SECTION 2.2. Drawings under the Letter of Credit. (a) Upon receipt from the Beneficiary of a demand for payment under the Letter of Credit, the Administrative Agent shall determine in accordance with the terms and conditions of the Letter of Credit whether such demand for payment should be honored.

           (b) If the Administrative Agent determines that a demand for payment by the Beneficiary should be honored in accordance with the terms and conditions set forth in the Letter of Credit, the Administrative Agent shall promptly notify the Borrower and each Bank as to the aggregate amount to be paid as a result of such demand and shall promptly notify each Bank as to its share of such amount. Each Bank shall make available to the Beneficiary through the Administrative Agent its share of the amount so demanded in accordance with the terms of the Letter of Credit.

          SECTION 2.3. Reimbursement Obligation. If any Bank pays any portion of any draft presented under the Letter of Credit, the Borrower agrees to pay to such Bank on the date of such payment ("Reimbursement Due Date") an amount equal to the amount paid by such Bank under the Letter of Credit ("Reimbursable Amount"). If any Reimbursable Amount is not paid on or before the relevant Reimbursement Due Date, the overdue amount shall bear interest until paid as provided in Section 2.5(c).

          SECTION 2.4. Fees. (a) The Borrower shall pay to the Administrative Agent, for the account of the Banks ratably in proportion to their Commitment Percentages, a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on (i) to but not including the earlier of the Termination Date and the Date of Issuance, the aggregate amount of the Commitments and (ii) on and after the Date of Issuance, the sum of the aggregate Undrawn Amounts of the Banks and the aggregate Reimbursable Amounts of the Banks. Such facility fee shall accrue from and including the date of this Agreement to but excluding the Termination Date and shall be payable in arrears on each March 31, June 30, September 30 and December 31, and on the Termination Date.

           (b) The Borrower shall pay to the Administrative Agent, for the account of the Banks ratably in proportion to their Commitment Percentages, a letter of credit fee at the Letter of Credit Fee Rate (determined daily in accordance with the Pricing Schedule) on the aggregate Undrawn Amounts of the Banks. Such letter of credit fee shall accrue from and including the Date of Issuance to and including the Expiration Date and shall be payable in arrears on each March 31, June 30, September 30 and December 31, and on the Expiration Date.

           (c) All fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day (or, if such last day is the Expiration Date, including the last day)).

          SECTION 2.5. General Provisions as to Payments. (a) All payments to be made by the Borrower under this Agreement shall be made not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.1 for the account of the party entitled thereto. The Administrative Agent shall promptly distribute to each of the Banks its ratable share of each such payment received by the Administrative Agent for the account of the Banks.

           (b) Whenever any payment shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of a Reimbursable Amount is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

           (c) All Reimbursable Amounts not repaid by the Borrower on the Reimbursement Due Date shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day. Such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).

           (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks pursuant to Section 2.3 or Section 2.4 that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

          SECTION 2.6. Obligations. The obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

           (a) any lack of validity or enforceability of this Agreement or the Letter of Credit or any document related hereto or thereto;

           (b) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement, the Letter of Credit or any document related hereto or thereto;

           (c) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against the Beneficiary (or any

          Person for whom the Beneficiary may be acting), the Banks or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transactions;

           (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

           (e) payment by any Bank under the Letter of Credit to the Beneficiary of such Letter of Credit against presentation to the Administrative Agent of a draft or certificate that does not comply with the terms of the Letter of Credit; or

           (f) any other act or omission to act or delay of any kind by any Bank, the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (f), constitute a legal or equitable discharge of the Borrower's obligations.

Nothing in this Agreement and no failure by the Borrower to perform any of its obligations hereunder shall affect the several obligations of the Banks under the Letter of Credit.

          SECTION 2.7. Indemnification. The Borrower hereby indemnifies and holds harmless each Bank and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Bank or the Administrative Agent may incur, and none of the Banks nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under the Letter of Credit, including without limitation any of the circumstances enumerated in Section 2.6 above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under the Letter of Credit, (iv) any consequences arising from causes beyond the control of a Bank, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under the Letter of Credit; provided that the Borrower shall not be required to indemnify any Bank for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim against the indicated party for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the gross negligence or willful misconduct of the Administrative Agent in determining whether a request presented under the Letter of Credit complied with the terms of the Letter of Credit or (y) a Bank's failure to pay under the Letter of Credit after receipt of notice from the Administrative Agent of the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 2.7 is intended to limit the obligations of the Borrower under Section 2.3 of this Agreement. To the extent the Borrower is obligated to but does not indemnify the Administrative Agent as required by this Section, the Banks agree to do so ratably in accordance with their Commitment Percentages.

          SECTION 2.8. Mandatory Reductions. (a) If the Borrower or any of its Subsidiaries issues debt or equity securities prior to January 29, 1999 (other than (w) equity securities issued in consideration for the acquisition of any assets (including, without limitation, any equity interests of any other Person), (x) equity securities issued to the Borrower or any of its Subsidiaries, (y) directors' qualifying shares and (z) equity securities issued in the ordinary course of business in connection with now or hereafter existing employee stock purchase plans and other employee compensation arrangements and dividend reinvestment plans), the Borrower shall apply the net cash proceeds thereof until such amount has been fully applied either (I) to the collateralization of the Substitute Note so as to cause an equivalent reduction in the aggregate Letter of Credit Amount (or, if the Letter of Credit shall not have been issued, the aggregate Commitments) until the Letter of Credit Amount (or Commitments) has been reduced to zero; or (II) to the prepayment of outstanding Loans under the Acquisition Revolver, and simultaneously to the reduction of the aggregate Commitments thereunder, until such Loans and Commitments have been reduced to zero, or to a combination of (I) and (II) as the Borrower may elect. Each such reduction and payment or prepayment shall occur within five Euro-Dollar Business Days of the receipt by the Borrower or any of its Subsidiaries of such net cash proceeds, provided that if such net cash proceeds are less than $10,000,000, such reduction and payment or prepayment shall be effective upon receipt of proceeds such that, together with all other such amounts not previously applied, the net cash proceeds are equal to at least $20,000,000. The Borrower shall give the Administrative Agent at least five Euro-Dollar Business Days' notice of each application required to be made pursuant to this subsection (a).

           (b) If, prior to the Date of Issuance, collateral is pledged to secure the Substitute Note, the aggregate amount of the Commitments shall be reduced in the same manner as the Letter of Credit Amount would have been reduced had such collateral been pledged on or after the Date of Issuance. Each reduction of Commitments under this Agreement shall be applied ratably to the respective Commitments of all Banks.

                                    ARTICLE 3

                                   CONDITIONS

          SECTION 3.01. Effectiveness. This Agreement shall become effective upon receipt by the Administrative Agent of the following documents, each dated the Effective Date unless otherwise indicated:

           (a) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

           (b) a letter from Occidental Petroleum Corporation to the Agent substantially in the form of Exhibit B hereto and evidencing the obligation of Occidental Petroleum Corporation to accept a substitute Letter of Credit to be issued on the Syndication Date;

           (c) opinions of Simpson Thacher & Bartlett, special counsel for the Borrower, Polsinelli, White, Vardeman & Shalton, Kansas counsel for the Borrower, and Martha B. Wyrsch, General Counsel of the Borrower, substantially in the respective forms of Exhibits C, D and E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

           (d) an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request; and

           (e) all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify the Borrower and each Bank of the effectiveness of this Agreement, and such notice shall be conclusive and binding on all parties hereto.

          SECTION 3.2. Issuances of Letter of Credit. The obligation of any Bank to issue the Letter of Credit is subject to the satisfaction of the following conditions:

           (a) the fact that the Closing Date shall have occurred on or prior to March 31, 1998;

           (b) the fact that prior to or substantially simultaneously with such issuance, the Borrower shall have consummated the Acquisition in accordance with the Stock Purchase Agreement without waiver of any material condition specified therein;

           (c) the fact that the Borrower shall have paid or shall concurrently pay all fees then due and payable to the Administrative Agent for the account of any Agent or Bank, as previously agreed;

           (d) receipt by the Administrative Agent of notice as required by
Section 2.1;

           (e) the fact that, immediately before and after such issuance no Default shall have occurred and be continuing; and

           (f) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such issuance;

The issuance of the Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such issuance as to the facts specified in clauses (b), (c), (e) and (f) of this Section.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants that:

          SECTION 4.1. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Kansas, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 4.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than filing of this Agreement with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

          SECTION 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms.

          SECTION 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1996 and the related consolidated statements of income, cash flows and common stockholders' equity for the fiscal year then ended, reported on by Arthur Andersen LLP and set forth in the Borrower's 1996 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

           (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, set forth in the Borrower's Latest Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments).

           (c) Since September 30, 1997 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 4.5. Litigation. Except as disclosed in the most recent Annual Report on Form 10-K delivered by the Borrower to the Banks, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement.

          SECTION 4.6. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, which waiver, failure or liability could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 4.7. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 4.8. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due on such returns or pursuant to any assessment received by the Borrower or any Subsidiary to the extent that such taxes have become due and before they have become delinquent, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

          SECTION 4.9. Subsidiaries. Each of the Borrower's corporate Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 4.10. Not an Investment Company. The Borrower is not an "investment company" or controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 4.11. Full Disclosure. All information heretofore furnished by the Borrower to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to any Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts peculiar to the business of the Company or any of its Subsidiaries which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

          SECTION 4.12. MidCon Acquisition. The representations and warranties of all parties contained in the Stock Purchase Agreement will be true and correct on and as of the date of the first Borrowing under this Agreement except to the extent that the failure of the same to be true and correct could not reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

                                    ARTICLE 5

                                    COVENANTS

          The Borrower agrees that, so long as any Bank has any Commitment hereunder or any Undrawn Amount or any Reimbursable Amount payable under any Note remains unpaid:

          SECTION 5.1.  Information.  The Borrower will deliver to each of the
Banks:

           (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and common stockholder's equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by Arthur Andersen LLP or other independent public accountants of nationally recognized standing; provided, however, that delivery pursuant to clause (g) below of copies of the Annual Report on Form 10- K (without exhibits) of the Borrower for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (a);

           (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter (in the case of such statements of income) and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in the case of such income and cash flows in comparative form the figures for the corresponding quarter (in the case of such statements of income) and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an authorized financial or accounting officer of the Borrower; provided, however, that delivery pursuant to clause (g) below of copies of the Quarterly Report on Form 10-Q (without exhibits) of the Borrower for such quarter filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (b);

           (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an authorized financial or accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.7 and, if applicable, Sections 5.8 and 5.9 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

           (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above; provided, however, that such accountants shall not be liable to anyone by reason of their failure to obtain knowledge of any Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

           (e) within five Domestic Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

           (f) promptly upon the mailing thereof to the public shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

           (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents, in each case without exhibits) which the Borrower shall have filed with the Securities and Exchange Commission;

           (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) (other than such event as to which the 30-day notice requirement is waived or which is triggered by the Acquisition) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under
Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

           (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

          SECTION 5.2. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

          SECTION 5.3. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

           (b) The Borrower will maintain or cause to be maintained with, in the good faith judgment of the Borrower, financially sound and reputable insurers, or through self-insurance, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 5.3 the Borrower or any Subsidiary may effect workers' compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.

          SECTION 5.4. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.4 shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the sale or other disposition (whether by merger or otherwise) of the capital stock or assets of any Subsidiary, if such transaction complies with the provisions of
Section 5.11 or (iii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

          SECTION 5.5. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where failure to comply could not reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 5.6. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries, as required by generally accepted accounting principles, shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (subject to compliance with confidentiality agreements, copyrights and the like) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

          SECTION 5.7. Debt. (a) Consolidated Debt of the Borrower will at no time exceed the MLP of Consolidated Total Capitalization. "MLP" means Maximum Leverage Percentage, which is 87.00%, subject to adjustment from time to time after the date hereof as follows: (a) upon the issuance of Trust Preferred Securities in the amount of $300,000,000, the MLP will be reduced by 5.25%; (b) upon issuance of common equity securities in the amount of $500,000,000, the MLP will be reduced by 8.75%; and (c) upon issuance of Mandatorily Convertible Preferred Stock in the amount of $400,000,000, the MLP will be reduced by 6.00%. In the event of issuance of securities of the type described above in an amount different from that specified, the consequent reduction of the MLP will be adjusted on a pro rata basis; provided that in the event of issuance of Trust Preferred Securities or Mandatorily Convertible Preferred Stock in an amount greater than the indicated amount, there will not be an additional reduction in the MLP to the extent that the Trust Preferred Securities exceed 10% of the Consolidated Total Capitalization of the Borrower. Upon issuance of all securities of the types and in the amounts described above, the MLP will at all times thereafter be 67.00%.

           (b) Total Debt of all Consolidated Subsidiaries (excluding Debt of a Consolidated Subsidiary of the Borrower to the Borrower or to another Consolidated Subsidiary of the Borrower) will at no time exceed 10% of Consolidated Debt of the Borrower.

           (c) Consolidated Debt of each Material Subsidiary will at no time exceed 65% of the Consolidated Total Capitalization of such Material Subsidiary.

          SECTION 5.8. Minimum Net Worth. Consolidated Net Worth will at no time be less than an amount equal to the sum of (a) $570,000,000 plus (b) 50% of Consolidated Net Income for each fiscal quarter of the Borrower ending after the date hereof and at or prior to such time (but only if such Consolidated Net

Income for such fiscal quarter is a positive amount) plus (c) for any issuance of securities resulting in a reduction of the MLP pursuant to Section 5.7(a), an amount equal to 80% of the increase in Consolidated Net Worth resulting from such issuance of securities, if at such time the Borrower's senior unsecured long-term debt is not rated at least Baa2 by Moody's and BBB by S&P.

          SECTION 5.9. Minimum Interest Coverage Ratio. At any time at which the Borrower's senior unsecured long-term debt is not rated at least Baa3 by Moody's and BBB- by S&P, the Interest Coverage Ratio will not be less than (i) 2.25:1, if such time is prior to March 31, 1999, and (ii) 2.75:1, if such time is on or after March 31, 1999.

          SECTION 5.10. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a) any Liens deemed to exist on the date of this Agreement under the Purchase Agreement;

          (b) Liens on cash and cash equivalents securing the Substitute Note, as contemplated by Section 2.8;

           (c) Liens on assets of any Person existing at the time such Person becomes a Subsidiary and not created in contemplation of such event;

           (d) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $150,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

           (e) Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $75,000,000;

           (f) statutory or common law Liens of or upon deposits of cash in favor of banks or other depository institutions; and

           (g) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal or face amount at any date not to exceed 10% of Consolidated Net Worth of the Borrower.

          SECTION 5.11. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person, unless:

           (i) immediately after giving effect to the transaction, no Default shall have occurred and be continuing; and

          (ii) except in the case of a merger in which the Borrower is the surviving corporation:

                    (x) the Person formed by or surviving such transaction, in the case of a consolidation or merger, and the transferee, in the case of a transfer, assumes all obligations of the Borrower hereunder;

                    (y) the Person formed by or surviving such transaction, in the case of a consolidation or merger, and the transferee, in the case of a transfer, is organized under the laws of the United States or any state thereof; and

                    (z) the Borrower has delivered to the Administrative Agent an officer's certificate and opinion of counsel, each stating that such consolidation, merger, or transfer and such assumption comply with the provisions hereof.

No such sale, lease or other transfer of assets shall have the effect of releasing the Borrower (or any successor that shall have become such in the manner prescribed in this Section) from its liability under this Agreement.

          SECTION 5.12. Transactions with Affiliates. The Borrower will not participate in any material transaction with an affiliate (other than a Subsidiary) unless such transaction is in the ordinary course of its business and on terms no less advantageous to the Borrower than could be obtained in such a transaction with an unaffiliated party.

                                    ARTICLE 6

                                    DEFAULTS

          SECTION 6.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

           (a) the Borrower shall fail to reimburse any drawing under the Letter of Credit when required hereunder or shall fail to pay within three Domestic Business Days of the due date thereof any interest, any fees or any other amount payable hereunder;

           (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.7 to 5.12, inclusive;

           (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 10 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

           (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

           (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period; provided, however, that if any such failure is cured by the Borrower or such Subsidiary or is waived by the requisite percentage of holders of such Material Financial Obligations entitled to so waive, then the Event of Default under this Agreement by reason of such failure shall be deemed to have been cured;

           (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof; provided, however, that if any such acceleration is rescinded, or any such event or condition is cured by the Borrower or any Subsidiary or is waived by the requisite percentage of holders of such Material Debt entitled to so waive, then the Event of Default under this Agreement by reason of such acceleration, event or condition shall be deemed to have been cured;

           (g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

           (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

           (i) any member of the ERISA Group shall fail to pay when due an amount which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation; and in each of the foregoing instances such condition (i) could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, and (ii) shall continue for 10 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

           (j) a judgment or judgments for the payment of money (not paid or fully covered by insurance or indemnification) in excess of $60,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary and such judgment or judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

           (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

then, and in every such event, the Borrower shall, if requested by the Administrative Agent upon the instruction of the Banks having Commitment Percentages aggregating more than 50%, forthwith pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the Letter of Credit Amount at such time, provided that, upon the occurrence of any Event of Default specified in Section 6.1(g) or (h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Banks.

                                    ARTICLE 7

                                   THE AGENTS

          SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Letter of Credit as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

          SECTION 7.2. Administrative Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement and the Letter of Credit as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

          SECTION 7.3. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

          SECTION 7.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

          SECTION 7.5. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, the issuance of the Letter of Credit hereunder or any drawing thereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Letter of Credit or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

          SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment Percentage, indemnify any Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

          SECTION 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

          SECTION 7.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, with the consent of the Borrower, which shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

          SECTION 7.9. Agents' Fees. The Borrower shall pay to the Administrative Agent for the account of the Agents fees in the amounts and at the times previously agreed upon between the Borrower and the Agents.

          SECTION 7.10. Other Agents. Nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on any Syndication Agent, in its capacity as such an Agent.

                                    ARTICLE 8

                             CHANGE IN CIRCUMSTANCES

          SECTION 8.1. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Facility Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Facility Office) or shall impose on any Bank (or its Facility Office) any other condition affecting the Letter of Credit or its obligation to issue the Letter of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Facility Office) of issuing or maintaining the Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Facility Office) under this Agreement with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

           (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

           (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Facility Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections (a) and (b) of this Section 8.1, the Borrower shall only be obligated to compensate any Bank for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Bank notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank did not know that such amount would arise or accrue.

          SECTION 8.2. Taxes. (a) For purposes of this Section 8.2, the following terms have the following meanings:

          "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or the Letter of Credit, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Facility Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

          "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or the Letter of Credit or from the execution or delivery of, or otherwise with respect to, this Agreement or the Letter of Credit.

           (b) Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.2) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

           (c) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.2) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

           (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

           (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.2(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.2(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower, at such Bank's expense, shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

           (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.2, then such Bank will change the jurisdiction of its Facility Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

                                    ARTICLE 9

                                  MISCELLANEOUS

          SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

          SECTION 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under the Letter of Credit shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 9.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of Davis Polk & Wardwell, special counsel for the Agents, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

           (b) The Borrower agrees to indemnify each Agent and Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of (i) any actual or proposed use of the Letter of Credit hereunder or (ii) any actual or alleged Default under this Agreement or any actual or alleged untruth or inaccuracy of any representation or warranty made by the Borrower in or in connection with this Agreement; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

          SECTION 9.4. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to its Reimbursable Amounts which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to the Reimbursable Amounts of such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Reimbursable Amounts of the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Reimbursable Amounts shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Reimbursable Amount, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

          SECTION 9.5. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by it); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment or Commitment Percentage of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Reimbursable Amount or any fees hereunder, (iii) postpone the date for any payment of principal of or interest on any Reimbursable Amount or any fees hereunder or for termination of any Commitments or (iv) change the aggregate Commitment Percentages, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

          SECTION 9.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

           (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or its obligations under the Letter of Credit. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder and under the Letter of Credit, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and under the Letter of Credit. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest.

           (c) No Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.1 or 8.2 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.1 or 8.2 requiring such Bank to designate a different Facility Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          SECTION 9.7. Collateral. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

          SECTION 9.8. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City having subject matter jurisdiction for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          SECTION 9.9. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof except the obligations of the Borrower to pay fees and expenses and to assist in the syndication process as specified in the respective commitment letters and fee letters heretofore entered into between the Borrower and the Agents.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 9.11. Obligations Several. The obligations of each Bank hereunder and under the Letter of Credit are several but not joint. Failure of any Bank to carry out its obligations hereunder and under the Letter of Credit shall not relieve any other Bank, the Administrative Agent or the Borrower of any of their respective obligations hereunder. Neither the Administrative Agent nor any Bank shall be responsible for the obligations of any other party hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          K N ENERGY, INC.

                                          By  /s/ Clyde E. McKenzie
                                             ----------------------------------
                                              Title: Vice President & Chief
                                                     Financial Officer
                                              370 Van Gordon Street
                                              Lakewood, CO  80228-8304
                                              Attention: Chief Financial Officer
                                              Facsimile number: (303) 914-4542


Commitment Percentages

          33.34%                          MORGAN GUARANTY TRUST COMPANY
                                                  OF NEW YORK

                                          By  /s/ John Kowalczuk
                                             -----------------------------------
                                              Title: Vice President

          22.22%                          BANK OF AMERICA NT & SA



                                          By  /s/ J. Stephen Mern
                                             -----------------------------------
                                              Title: Senior Vice President

          22.22%                          THE CHASE MANHATTAN BANK

                                          By  /s/ Mary Jo Woodford
                                             -----------------------------------
                                              Title: Vice President

          22.22%                          NATIONSBANK, N.A.

                                          By  /s/ David C. Rubenking
                                             -----------------------------------
                                              Title: Senior Vice President

---------------------------

          Total

          100%
          ====


                                          MORGAN GUARANTY TRUST COMPANY
                                          OF NEW YORK, as Administrative Agent

                                          By  /s/ John Kowalczuk
                                             -----------------------------------
                                              Title: Vice President
                                              60 Wall Street
                                              New York, New York  10260-0060
                                              Attention: John Kowalczuk
                                              Telex number: 177615
                                              Facsimile number: 212-648-5014

                                PRICING SCHEDULE

          The "Euro-Dollar Margin", "CD Margin" and "Facility Fee Rate" for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:

                              Level        Level         Level         Level        Level          Level

           Status               I            II           III            IV           V             VI
Letter of Credit              0.355%        0.445%        0.515%       0.6875%       0.875%        1.250%
   Fee Rate

Facility Fee Rate             0.070%        0.080%        0.110%       0.1875%       0.250%        0.375%

          For purposes of this Schedule, the following terms have the following meanings:

          "Level I Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated BBB+ or higher by S&P and Baa1 or higher by Moody's.

          "Level II Status" exists at any date if, at such date, (i) the Borrower's senior unsecured long-term debt is rated BBB or higher by S&P and Baa2 or higher by Moody's and (ii) Level I Status does not exist.

          "Level III Status" exists at any date if, at such date, (i) the Borrower's senior unsecured long-term debt is rated BBB- or higher by S&P and Baa3 or higher by Moody's and (ii) neither Level I Status nor Level II Status exists.

          "Level IV Status" exists at any date if, at such date, (i) the Borrower's senior unsecured long-term debt is rated BB+ or higher by S&P and Ba1 or higher by Moody's and (ii) none of Level I Status, Level II Status and Level III Status exists.

          "Level V Status" exists at any date if, at such date, (i) the Borrower's senior unsecured long-term debt is rated BB or higher by S&P and Ba2 or higher by Moody's and (ii) none of Level I Status, Level II Status, Level III Status and Level IV Status exists.

          "Level VI Status" exists at any date if, at such date, no other Status exists.

          "Status" refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

          The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

                                                                       EXHIBIT A


                      IRREVOCABLE STANDBY LETTER OF CREDIT

                                January 30, 1998

[Letter of Credit Nos.]                   [Several Banks]

Ladies and Gentlemen:

            1. By order of our customer, K N Energy, Inc. ("K N"), we, the banks listed in paragraph 3 below (each a "Bank" and collectively the "Banks"), hereby establish (severally in our respective Commitment Percentages specified in paragraph 3 below) this Irrevocable Standby Letter of Credit ("Letter of Credit") in favor of Occidental Petroleum Corporation ("Occidental"), a Delaware corporation, and its permitted transferees ("you" or the "Beneficiary") in the aggregate amount of US $1,394,846,122 (One Billion, Three Hundred Ninety Four Million, Eight Hundred Forty-Six Thousand, One Hundred Twenty-Two United States Dollars) (as such amount may be reduced from time to time in accordance with paragraph 2 below, the "Letter of Credit Amount") in order to assure payment of principal of the promissory note of even date herewith executed by K N in favor of Occidental in the same principal amount ("Substitute Note").

             2. If so agreed by the Beneficiary, K N may from time to time pledge collateral to secure payment of the Substitute Note. In accordance with any such agreement, upon any such pledge, K N and the Beneficiary will jointly notify the Administrative Agent thereof and specify the amount by which the Letter of Credit Amount is to be reduced as a result of such pledge. Upon the date of receipt by the Administrative Agent from the Beneficiary of any such notice purporting to be signed by an authorized officer of each of K N and the Beneficiary, the Letter of Credit Amount shall be permanently reduced by the amount specified therein.

            3. Each Bank shall be severally responsible for its following commitment percentage ("Commitment Percentage") of the drawing hereunder:


            Bank                           Commitment Percentage
            ----                           ---------------------

Morgan Guaranty Trust Company of New York           33.34%
Bank of America NT & SA                             22.22%
The Chase Manhattan Bank                            22.22%
NationsBank                                         22.22%

      Total                                           100%

The obligations of the Banks under this Letter of Credit are several and no Bank shall be liable for the failure of any other Bank to perform its obligations hereunder. Morgan Guaranty Trust Company of New York, as Administrative Agent for the Banks ("Administrative Agent"), shall have no liability for the failure of any Bank to perform its obligations hereunder.

            4. Funds are available to you under this Letter of Credit in a single drawing against your draft, in an amount up to but not exceeding the Letter of Credit Amount, presented at (or by facsimile transmission to) the office of the Administrative Agent specified in paragraph 8 below or at its offices at 500 Stanton-Christiania Road, Newark, DE 19713-2107, Attention:
Letter of Credit Services Department. Such draft must be in the form of Annex 1 hereto, with blanks appropriately completed, and must be accompanied by a certificate of one who purports to be an authorized officer of the Beneficiary in the form of Annex 2 hereto, with blanks appropriately completed. No other documents or instruments shall be required for drawing under this Letter of Credit.

            5. This Letter of Credit shall be transferable by the Beneficiary only to a transferee (including a pledgee) of the Substitute Note upon delivery to the Administrative Agent of a transfer notice in the form of Annex 3 hereto, with blanks appropriately completed, by certified mail, return receipt requested, or hand delivery at the office of the Administrative Agent referred to in paragraph 8 below. Upon such delivery, we shall promptly transfer the same to your transferee or, if so requested by your transferee, issue upon surrender of this Letter of Credit a Letter of Credit to your transferee with provisions therein consistent with this Letter of Credit.

            6. This Letter of Credit shall expire at 3:00 P.M. (New York City time) on January 19, 1999 ("Expiration Date"), it being understood that such expiration shall not affect the obligations of the Administrative Agent and each Bank hereunder in respect of any drawing duly made on or prior to the Expiration Date.

            7. If the Administrative Agent receives from you the items described in paragraph 4 above by 3:00 P.M. (New York City time) on a domestic business day on or before the Expiration Date, each Bank will unconditionally honor the same in the amount of its Commitment Percentage (as specified in paragraph 3 above) by remitting such amount, in immediately available funds, to the Administrative Agent at its office at 60 Wall Street, New York, New York 10260, for your account, no later than the date one domestic business day after receipt by the Administrative Agent of such items, and the Administrative Agent shall pay the total amount so received by it to you on the same day by wire transfer of immediately available funds to The Chase Manhattan Bank, New York, for credit to Occidental Petroleum Corporation account number 144-0-34496, or to such other account or accounts as you may specify in writing to the Administrative Agent. The term "domestic business day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

            8. All communications regarding this Letter of Credit shall be addressed to Morgan Guaranty Trust Company of New York, c/o J.P. Morgan Services, Inc., Attention: Letter of Credit Services Department, 500 Stanton Christiana Road, Newark, DE 19713-2107 (facsimile number (302) 634-1838 or (302) 634-1839) and shall reference this Letter of Credit. All such communications shall be effective when received by the Administrative Agent at the above address (whether by mail delivery, facsimile or otherwise). The Administrative Agent agrees to notify K N (by facsimile transmission) when it receives the items required pursuant to paragraph 4 above. Such notice shall be addressed to: K N Energy, Inc., 370 Van Gordon St., Lakewood, CO 80228-8304,
Attention: Treasurer (facsimile number (303) 763-3155).

            9. This Letter of Credit sets forth in full the terms of our several undertakings, and such undertakings shall not in any way be modified by reference to any document, instrument, or agreement referred to herein. This Letter of Credit may be amended if, but only if, such amendment is in writing and is signed by the Beneficiary, the Administrative Agent and each Bank, with the written consent of K N. This Letter of Credit may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

           10. This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 ("Uniform Customs"), as the same exists on the date of issuance of this Letter of Credit. Notwithstanding Section 48(g) of the Uniform Customs, this Letter of Credit my be successively transferred. This Letter of Credit shall be deemed to be a contract made under the laws of the State of New York and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of the State of New York.

                                    Very truly yours,


                                    [AUTHORIZED BANK SIGNATURES]

                                   ANNEX 1 TO
                                LETTER OF CREDIT


                  [FORM OF DRAFT]


U.S. $ [aggregate amount]                          , 19
                                      ------------


[Names of Banks]
[c/o Administrative Agent, name & address]

               Pay to the order of [Beneficiary] the aggregate amount of U.S. $_______ ([insert amount in words] United States Dollars).

               Drawn under the Irrevocable Standby Letter of Credit, Nos. __________ dated __________ (the "Letter of Credit"). All terms defined in the Letter of Credit have the same meanings as used herein.

               The portion of said aggregate amount being drawn on each Bank is the amount of this draft multiplied by such Bank's Commitment Percentage set forth in paragraph 3 of the Letter of Credit.




                  [BENEFICIARY]


                  By:___________________________
                     [Name and Title]

                                   ANNEX 2 TO
                                LETTER OF CREDIT


                OFFICER'S CERTIFICATE

               In [his/her] capacity as [a duly authorized officer] of [Name of Beneficiary] (the "Beneficiary"), the undersigned hereby certifies as follows:

               K N Energy, Inc. ("K N") is in default of its payment obligations under the promissory note dated January 30, 1998 and executed by K N in favor of Occidental Petroleum Corporation in the original principal amount of $1,394,846,122 (the "Substitute Note"). The Beneficiary is entitled to draw under the Irrevocable Standby Letter of Credit Nos._________________ which supports payment of principal of the Substitute Note in the aggregate amount of the draft which accompanies this Certificate. The undersigned officer is duly authorized to deliver this Certificate on behalf of the Beneficiary. Promptly after the draft which accompanies this Certificate is honored, the Beneficiary will deliver the original Letter of Credit to Morgan Guaranty Trust Company of New York, at its address specified in the Letter of Credit.

IN WITNESS WHEREOF the undersigned has hereunto set [his/her] name this ___ day of [Month], [Year].



                                   -----------------------------
                                   Title:

                                   ANNEX 3 TO
                                LETTER OF CREDIT


                   TRANSFER NOTICE


                                     [Date]

TO:         [Names of Banks]
            [c/o Administrative Agent, name & address]


               The undersigned is the Beneficiary of your Irrevocable Standby Letter of Credit Nos._________ dated __________ ("Letter of Credit"). All terms defined in the Letter of Credit have the same meanings as used herein.

               The undersigned has transferred to _______________ ("Transferee") the undersigned's rights with respect to the Substitute Note and the Transferee shall hereafter be the Beneficiary under the Letter of Credit. The Letter of Credit is returned herewith and in accordance therewith we ask that you issue a new irrevocable letter of credit in favor of the Transferee with provisions consistent with the Letter of Credit.



                              [Name of Beneficiary]



                              By
                                 --------------------------
                                 Name:
                                 Title:

                                    EXHIBIT B

                         FORM OF BENEFICIARY UNDERTAKING


                                                          , 1998
                                             ------------

Morgan Guaranty Trust Company
  of New York, as Administrative Agent
60 Wall Street
New York, NY 10260

Ladies and Gentlemen:

               We refer to the Reimbursement Agreement dated as of the date hereof (the "Reimbursement Agreement") among K N Energy, Inc., the banks listed on the signature pages thereof and Morgan Guaranty Trust Company of New York, as Administrative Agent, pursuant to which we understand that the Irrevocable Standby Letter of Credit Nos._______________ (the "Letter of Credit") has been issued to us as Beneficiary.

               We understand that the parties to the Reimbursement Agreement intend to syndicate more broadly the participations of the banks thereunder, and upon completion of such broader syndication, to tender to us a substitute Irrevocable Standby Letter of Credit in form and substance identical to the Letter of Credit issued today, but reflecting the identities and relative participations (which shall aggregate 100%) of the banks at the conclusion of such syndication.

               We hereby agree that, upon tender to us of such a substitute Irrevocable Standby Letter of Credit, we will surrender for cancellation the Irrevocable Standby Letter of Credit previously issued to us; provided that the banks signatories to such substitute Irrevocable Standby Letter of Credit are all either included in the list attached as Annex A hereto or otherwise reasonably satisfactory to us.

                                       Very truly yours,

                                       OCCIDENTAL PETROLEUM
                                         CORPORATION

                                       By
                                          -----------------------------
                                          Title:

                              ANNEX A TO EXHIBIT B


ABN AMRO BANK N.V.
Arab Banking Corporation
Banca Commerciale Italiana
Banca di Roma
Bank of America National Trust & Savings Association
Bank of Montreal
Bank of Nova Scotia
Bank of Tokyo-Mitsubishi, Ltd.
Banque Francais Du Commerce Exterieur
Banque Nationale de Paris
Banque Paribas
Barclays Bank PLC
Bayerische Vereinsbank
Caisse Nationale de Credit Agricole
Cariplo-Cassa di Risparmio delle Provincie
Chase Manhattan Bank
Christiana Bank
CIBC Inc.
Citibank
Colorado National
Commerzbank AG
Credit Lyonnais
Credit Suisse
Den Norske Bank ASA
Deutsche Morgan Grenfell Inc.
DG Bank
Dresdner Bank AG
First Chicago NBD Corporation
First Union National Bank
Fleet Bank
Fleet National Bank
Key Bank National Association
Kredietbank N.V.
Lloyds Bank PLC
Mellon Bank, N.A.
Natexis Banque
NationsBank, N.A.
Norwest Bank Minnesota
PNC Bank, N.A.
Royal Bank of Canada
Sanwa Bank Ltd.
Societe Generale
SunTrust Bank, Atlanta
SunTrust Banks, Central Florida NA
The Bank of New York
The Bank of Nova Scotia
The Fuji Bank, Limited
The Industrial Bank of Japan, Ltd.
The Long-Term Credit Bank of Japan, Ltd.
The Northern Trust Company
The Sumitomo Bank, Limited
The Toronto Dominion Bank
U.S. Bank
Union Bank of California
Union Bank of Switzerland, Houston Agency
Wachovia Bank of Georgia, N.A.
Wells Fargo
Westdeutsche Landesbank

                                                                       EXHIBIT C

                                   OPINION OF
                        SPECIAL COUNSEL FOR THE BORROWER

To the Banks and the Administrative Agent
Referred to Below
c/o Morgan Guaranty Trust Company
of New York, as Administrative Agent
60 Wall Street

New York, New York  10260

Dear Sirs:

          We have acted as special counsel for K N Energy, Inc. (the "Borrower") in connection with the Reimbursement Agreement (the "Reimbursement Agreement") dated as of January 30, 1998 among the Borrower, the banks listed on the signature pages thereof and Morgan Guaranty Trust Company of New York, as Administrative Agent. Terms defined in the Reimbursement Agreement are used herein as therein defined. This opinion is being rendered to you at the request of our client pursuant to Section 3.01(c) of the Reimbursement Agreement.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

          Upon the basis of the foregoing, we are of the opinion that:

          1. The execution, delivery and performance by the Borrower of the Reimbursement Agreement and the Letter of Credit require no action by or in respect of, or filing with, any governmental body, agency or official of the State of Texas or the United States of America (other than filings of the Reimbursement Agreement and the Letter of Credit with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities and Exchange Act of 1934) and do not contravene, or constitute a default under, any provision of applicable law or regulation of the State of Texas or the United States of America, or of the articles of incorporation or by-laws of the Borrower.

          2. The Reimbursement Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable against the Borrower in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

          We are members of the Bar of the State of Texas and the foregoing opinion is limited to the laws of the State of Texas, the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction in which any Bank is located which limits the rate of interest that such Bank may charge or collect. Insofar as the foregoing opinion involves matters governed by the laws of the State of Kansas (which matters do not in our view include the non-contravention opinion in paragraph 1), we have relied, without independent investigation, upon the opinion of Polsinelli, White, Vardeman & Shalton, delivered to you pursuant to Section 3.01(c) of the Reimbursement Agreement.

          This opinion is rendered solely to you and any Assignee or Participant in connection with the above matter. This opinion may not be relied upon by you or any Assignee or Participant for any other purpose or relied upon by any other person without our prior written consent.

                                Very truly yours,

                                                                       EXHIBIT D

                                   OPINION OF
                         KANSAS COUNSEL FOR THE BORROWER

To the Banks and the Administrative Agent
Referred to Below
c/o Morgan Guaranty Trust Company
of New York, as Administrative Agent
60 Wall Street

New York, New York  10260

Dear Sirs:

          We have acted as counsel in the State of Kansas for K N Energy, Inc. (the "Borrower") in connection with the Reimbursement Agreement (the "Reimbursement Agreement") dated as of January 30, 1998 among the Borrower, the banks listed on the signature pages thereof and Morgan Guaranty Trust Company of New York, as Administrative Agent. Terms defined in the Reimbursement Agreement are used herein as therein defined. This opinion is being rendered to you at the request of our client pursuant to Section 3.01(c) of the Reimbursement Agreement.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

          Upon the basis of the foregoing, we are of the opinion that:

          1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Kansas, and has all corporate powers required to carry on its business as now conducted.

          2. The execution, delivery and performance by the Borrower of the Reimbursement Agreement and the Letter of Credit are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official of the State of Kansas and do not contravene, or constitute a default under, any provision of applicable law or regulation of the State of Kansas.

          We are members of the Bar of the State of Kansas and the foregoing opinion is limited to the laws of the State of Kansas.

          This opinion is rendered solely to you and any Assignee or Participant in connection with the above matter. This opinion may not be relied upon by you or any Assignee or Participant for any other purpose or relied upon by any other person without our prior written consent.

                                Very truly yours,

                                                                      EXHIBIT E

                                   OPINION OF
                         GENERAL COUNSEL OF THE BORROWER

To the Banks and the Administrative Agent
Referred to Below
c/o Morgan Guaranty Trust Company
of New York, as Administrative Agent
60 Wall Street

New York, New York  10260

Dear Sirs:

          I am General Counsel of K N Energy, Inc. (the "Borrower"), and I have represented the Borrower in connection with the Reimbursement Agreement (the "Reimbursement Agreement") dated as of January 30, 1998 among the Borrower, the banks listed on the signature pages thereof and Morgan Guaranty Trust Company of New York, as Administrative Agent. Terms defined in the Reimbursement Agreement are used herein as therein defined. This opinion is being rendered to you at the request of my client pursuant to Section 3.01(c) of the Reimbursement Agreement.

          I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

          Upon the basis of the foregoing, I am of the opinion that:

          1. The Borrower has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          2. The execution, delivery and performance by the Borrower of the Reimbursement Agreement and the Letter of Credit require no action by or in respect of, or filing with, any governmental body, agency or official of the State of Colorado or, to the best of my knowledge, any other jurisdiction (other than filings of the Reimbursement Agreement and the Letter of Credit with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934) and do not contravene, or constitute a default under, any provision of applicable law or regulation of the State of Colorado or, to the best of my knowledge, any other jurisdiction or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any, Lien on any asset of the Borrower or any of its Subsidiaries.

          3. There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Reimbursement Agreement or the Letter of Credit.

          4. Each of the Borrower's corporate Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          I am a member of the Bar of the State of Colorado and the foregoing opinion is limited to the laws of the State of Colorado and the General Corporation Law of the State of Delaware. Insofar as paragraph 2 above addresses the laws of other jurisdictions, I have relied upon my familiarity with advice given by counsel admitted to practice in those jurisdictions, in connection with this and other transactions.

          This opinion is rendered solely to you and any Assignee or Participant in connection with the above matter. This opinion may not be relied upon by you or any Assignee or Participant for any other purpose or relied upon by any other person without our prior written consent.

                                Very truly yours,

                                                                       EXHIBIT F

                                   OPINION OF
                     DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                                 FOR THE AGENTS

To the Banks and the Administrative Agent
Referred to Below
c/o Morgan Guaranty Trust Company
of New York, as Administrative Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

          We have participated in the preparation of the Reimbursement Agreement (the "Reimbursement Agreement") dated as of January 30, 1998 among K N Energy, Inc., a Kansas corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks") and Morgan Guaranty Trust Company of New York, as Administrative Agent (the "Administrative Agent"), and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to
Section 3.01(c) of the Reimbursement Agreement. Terms defined in the Reimbursement Agreement are used herein as therein defined.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

          Upon the basis of the foregoing, we are of the opinion that the Reimbursement Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

          We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect. Insofar as the foregoing opinion involves matters governed by the laws of Kansas, we have relied, without independent investigation, upon the opinion of Polsinelli, White, Vardeman & Shalton, delivered to you pursuant to Section 3.1(c) of the Reimbursement Agreement.

          This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                                Very truly yours,